SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K

                                 CURRENT REPORT

 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

 Date of Report (Date of earliest event reported)  June 30, 2003

                            REINHOLD INDUSTRIES,INC.
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             (Exact name of registrant as specified in its charter)



     DELAWARE                     0-18434             13-2596288
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(State or other jurisdiction     (Commission       (IRS Employer
of incorporation)                 File Number)      Identification No.)



12827 EAST IMPERIAL HWY., SANTA FE SPRINGS, CA                90670
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(Address of principal executive offices)                    (Zip Code)



Registrant's telephone number, including area code      (562) 944-3281



                                       N/A
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       (Former name or former address, if changed since last report.)

ITEM 12.  RESULTS OF OPERATIONS AND FINANCIAL CONDITION.




        REINHOLD INDUSTRIES EARNS $0.61 PER SHARE IN SECOND QUARTER 2003


SANTA FE SPRINGS, CA, Wednesday, July 30, 2003

                                  FlashResults
                    Reinhold Industries, Inc. (NASDAQ: RNHDA)
                  (Amounts in Thousands, Except Per Share Data)


                2nd Quarter Ended               2nd Quarter Ended
                         06/30/03        YTD             06/30/02          YTD
                      -----------     ------        -------------       -------

Sales                     $17,703     $34,078             $13,331       $27,261
Net Income                 $1,880      $3,404                $700        $1,524
EPS                         $0.61       $1.11               $0.24         $0.52


         Reinhold Industries, Inc. (NASDAQ: RNHDA) of Santa Fe Springs, California, today announced results for the second quarter 2003.

         Second quarter 2003 revenues were $17.7 million, up $4.4 million (33%) from second quarter 2002. Sales at NP Aerospace increased by 77% compared to 2002 due to increased shipments of body armor and other personal protection products. Sales increased 43% in the Aerospace business unit due to increased shipments of components related to the Minuteman III Propellant Replacement Program.

         In the first six months of 2003, revenues were $34.1 million, up $6.8 million (25%) compared to 2002 due primarily to increased sales in both the NP Aerospace (76% increase) and Aerospace (31% increase) business units. Sales for the other business units were essentially unchanged.

         Net income for the first six months of 2003 was $3.4 million, or $1.11 per share, compared to net income of $1.5 million, or $0.52 per share for the first six months of 2002. Earnings per share computations reflect a 10% stock dividend effective May 29, 2003.


         "Our NP Aerospace (Coventry, England) and Aerospace business units have continued their exceptional financial performance from the 1st quarter," said Michael T. Furry, President and CEO of Reinhold. "Our CompositAir business unit revenues have recently declined and remain unpredictable for the balance of 2003. At Bingham, we have identified a niche sales opportunity in an industrial sector and also became a qualified supplier to a major printing manufacturer which should enable this business unit to be modestly profitable by the end of 2003."

         This news release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties, and Reinhold's actual experience may differ materially from that anticipated in such statements. Factors that might cause such a difference include those discussed in Reinhold's filings with the Securities and Exchange Commission, including but not limited to its most recent proxy statement, Form 10-K and Form 10-Q.

         Reinhold Industries, Inc. is a manufacturer of advanced custom composite components, sheet molding compounds, and graphic arts and industrial rollers for a variety of applications in the United States and Europe.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

                                    REINHOLD INDUSTRIES, INC.


  Date:  July 30, 2003              By  /s/ BRETT R. MEINSEN

                                    Brett R. Meinsen
                                    Vice President - Finance and Administration,
                                    Treasurer and Secretary